 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): November 13, 2018 (November 5, 2018)

ASCENT SOLAR TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32919	20-3672603
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12300 Grant Street Thornton, Colorado		80241
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code:    (720) 872-5000
Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Offering of Secured Convertible Note

On November 5, 2018, Ascent Solar Technologies, Inc., a Delaware corporation (the “Company”) entered into a securities purchase agreement with St. George Investments LLC (“Investor”), for the private placement of a $1,220,000 Secured Convertible Promissory Note (“Company Note”).

On November 7, 2018, the Company received $200,000 of gross proceeds from the offering of the Note. In addition, the Company received additional consideration for the Company Note in the form of eight separate promissory notes of the Investor (the “Investor Notes”) having an aggregate principal amount of $800,000.

The Company may receive additional cash proceeds of up to an aggregate of $800,000 through cash payments made from time to time by the Investor of principal and interest under the eight Investor Notes.

The aggregate principal amount of the Company Note is divided into nine tranches, which tranches correspond to (i) the cash funding received on November 7, 2018 and (ii) the principal amounts of the eight Investor Notes.

Terms of the Secured Convertible Note

The $1,220,000 aggregate principal amount of the Company Note (together with accrued interest) will mature on November 5, 2019.

Beginning six months after the date of issue, Investor shall have the option to redeem all or a portion of the amounts outstanding under the Company Note. At Investor’s option, redemption amounts are payable by the Company in the form of (x) cash or (y) conversion of such amounts into shares of the Company's Common Stock. Conversions into Common Stock shall be calculated using a variable conversion price equal to 60% of the average of the two lowest closing bid price for the shares over the prior ten day trading period immediately preceding the conversion.

Shares of Common Stock may not be issued pursuant to the Company Note if, after giving effect to the conversion or issuance, the holder together with its affiliates would beneficially own in excess of 4.99% of the outstanding shares of the Company’s Common Stock.

The Company will be obligated to make payments (either in cash or stock) of any tranche of principal amount under the Company Note generally only to the extent that the Investor has made cash payments to the Company under the Investor Note that corresponds to a particular tranche of the Company Note. Under certain circumstances, both the Company and the Investor are entitled to offset amounts owed under the Company Note against the corresponding amounts owed under the Investor Notes.

The Company Note bears interest at a rate of 10% per annum. The interest rate increases to 22% in the event of a default under the Note.

The Company Note contains standard and customary events of default including but not limited to: (i) failure to make payments when due under the Note, and (ii) bankruptcy or insolvency of the Company.

There are no registration rights applicable to the Company Note or its underlying conversion shares.

The Company Note will be secured by a security interest on the Company’s headquarters building in Thornton, Colorado.

Terms of the Investor Notes

The principal amount of the eight Investor Notes is $1,000,000 in the aggregate. Each of the eight Investor Notes (together with accrued interest) will mature on November 5, 2019.

Under certain circumstances, both the Company and the Investor are entitled to offset amounts owed under the Company Note against the corresponding amounts owed under the Investor Notes.

Each of the Investor Notes bears interest at a rate of 10% per annum.

The Investor Notes contain standard and customary events of default including but not limited to failure to make payments when due under the Investor Notes.

The Investor Notes are unsecured.

The foregoing descriptions of each of the securities purchase agreement, the Company Note and the Investor Notes is a summary and is qualified in its entirety by reference to the documents attached hereto as Exhibits 10.1, 10.2 and 10.3, each of which documents is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.
Item 3.02 Unregistered Sales of Equity Securities.

All of the securities described in this Current Report on Form 8-K were or will be offered and sold in reliance upon exemptions from registration pursuant to Section 4(a)(2) under the Securities Act of 1933, as amended (“Securities Act”), and Rule 506 of Regulation D promulgated thereunder. The offerings were made to “accredited investors” (as defined by Rule 501 under the Securities Act).

 Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits
	Exhibit Number	Description

	10.1	Securities Purchase Agreement Dated November 5, 2018
	10.2	Secured Convertible Promissory Note Dated November 5, 2018
	10.3	Investor Notes (numbered 1 through 8), each Dated November 5, 2018

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASCENT SOLAR TECHNOLOGIES, INC.

November 13, 2018	By:	/s/ Victor Lee
Name: Victor Lee
Title: Chief Executive Officer